Exhibit 10.2

CETCO OILFIELD SERVICES COMPANY

2012 PERFORMANCE AGREEMENT

This Performance Agreement (the “Agreement”) is entered into as of March 14, 2012 by and between CETCO Oilfield Services Company, a Delaware corporation (the “Company”), and Michael R. Johnson (“Employee”).

WHEREAS, Employee has served and continues to serve as a key employee of the Company;

WHEREAS, the Company and Employee are parties to a 2010 Performance Agreement (the “2010 Agreement”) and

WHEREAS, the Company desires to reward Employee for his services to the Company and to encourage him to continue to work for the benefit of the Company.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and obligations herein after set forth, the Company and the employee agree as follows:

1. Definitions. The following terms used in this Agreement are defined as follows:

“Increase In Operating Profit” means the increase in Operating Profit for each of the years ending December 31, 2012, 2013, 2014 and 2015 over the greater of (i) the 2011 Operating Profit ($19,881,000) and (ii) Operating Profit of any prior fiscal year (following 2011).

The following guidelines apply to this calculation:

(i)	in the event there is a decrease in a current year (Year X) from the 2011 Operating Profit or the Operating Profit in any prior fiscal year (following 2011), no offset or deduction will be made for purposes of calculating Increase In Operating Profit and the determination as to whether there is any increase in Operating Profit in the following year (Year Y) will be made by comparing the Operating Profit of Year Y to the greater of (i) the 2011 Operating Profit and (ii) the Operating Profit of any prior year (following 2011) Operating Profit;

(ii)	in order to calculate the Increase in Operating Profit following an acquisition, the following shall apply:

a.	with respect to the year of an acquisition, any earnings or losses attributable to the acquired business will be included in the calculation of Operating Profit commencing as of closing, and a pro rata amount (based on the period from closing to fiscal year end) of historical earnings or losses of the acquired business in the prior fiscal year will be included in the calculation of the prior year Operating Profit amount for purposes of comparison. For example, if an acquisition closes on June 30, 2012, (i) any Operating Profit attributable to the acquired business for the period between July 1 and December 31, 2012 will be included in the calculation of 2012 Operating Profit and (ii) the earnings or losses of the acquired business for the period from July 1 thru December 31, 2011 will be added to the calculation of 2011 Operating Profit for purposes of comparison to 2012 Operating Profit; and

b.	with respect to the year following an acquisition, a pro rata amount of earnings or losses attributable to the acquired business in the period prior to closing in the year of the acquisition will be included in the calculation of Operating Profit for the year of the acquisition for purposes of comparison. For example, if an acquisition closes on June 30, 2012, the Operating Profit of the earnings or losses of the acquired business for the period January 1 thru June 30, 2010 will be added to the calculation of 2011 Average Operating Profit for purposes of comparison to 2012 Operating Profit.

The determination of the prior period net income of any acquired business will be based on the financial information used for acquisition justification, and is also subject to adjustment in the Company’s reasonable discretion for acquisition expenses, such as closing bonuses.

c.	for purposes of calculating Operating Profit in an acquired business, the expenses related to (i) intangible assets acquired by the Company and (ii) the “step-up” in basis of property, plant and equipment acquired by the Company shall be excluded in any such calculation of Operating Profit.

“AMCOL” means the Company’s parent company, AMCOL International Corporation, a Delaware corporation.

“Business” means the sale, marketing, and operation of businesses included in the oilfield services segment of AMCOL.

“Code” means the Internal Revenue Code of 1986 and the regulations thereunder.

“Employee Participation Share” means the percent of the Long Term Incentive Pool allocated to Employee in Section 2 of the Agreement subject to the other provisions of this Agreement, including Section 3.

“Long Term Incentive Pool” means an amount of between 15%-25% of the Increase in Operating Profit determined for each of 2012, 2013, 2014 and 2015 in accordance with the provisions of Exhibit A and accrued annually. The amounts accrued for each year shall be aggregated following the determination of the amount for 2015.

“Oilfield Services Segment” means the AMCOL subsidiaries and/or business units engaged worldwide in the Business including, without limitation, oilfield filtration services, well testing services, industrial wastewater treatment, coiled tubing services, nitrogen services, and oilfield equipment rental.

“Operating Profit” for any specified period means the consolidated net sales of the Oilfield Services Segment less the applicable operating expenses, determined in accordance with Generally Accepted Accounting Principles and consistent with the Company’s and AMCOL’s past practice. In determining Operating Profit, the following shall be included: (i) the costs of AMCOL corporate allocations and bonus accruals (including without limitation accrual for any long term incentive plan or agreement such as this agreement); (ii) any provision for depreciation or amortization; (iii) from and after the closing date, any earnings or losses attributable to businesses included within the Oilfield Services Segment purchased or established after the date of this Agreement; (iv) workmen’s compensation claims, costs, expenses and premiums; and (v) any gains or loss on the sale, conversation or other disposition of any fixed assets or intangible assets, and the following shall be excluded: (x) any federal, state or local income taxes; and (y) any other transactions reported as extraordinary gains or extraordinary losses in accordance with Generally Accepted Accounting Principles.

“Return on Capital Employed” means the consolidated ROCE of the Oilfield Services Segment less the applicable operating expenses, determined in accordance with Generally Accepted Accounting Principles and consistent with the Company’s and AMCOL’s past practice.

155. Employee Participation Share. The Company hereby grants to Employee    % of the Long Term Incentive Pool. This award is made pursuant to AMCOL’s 2012 Cash Incentive Plan and is subject to all of the terms and conditions of this Plan, including Section 9 (Clawback). Subject to the provisions of Section 3 below and the eligibility requirements set forth below, on February 15, 2016 the Company will pay to Employee an amount equal to his Employee Participation Share. Employee is only eligible to receive this cash payment if he is a full-time employee of the Company or one of its affiliates in good standing on February 15, 2016. Except as otherwise provided herein, the Employee will not be entitled to any pro rata share of the Employee Participation Share payment if his employment terminates for any reason prior to February 15, 2016. Other than the potential cash payment provided for under this Section 2, the Employee Participation Share does not entitle Employee to any other rights with respect to AMCOL, the Company or the Oilfield Services Segment. The parties agree that notwithstanding any other provision in the Agreement to the contrary, that to the extent that the ROCE of the Oilfield Services Segment is less than or equal to                     percent (    %) for 2012,                    (     %) for 2013,                     (    %) for 2014 and                     percent (    %) 2015 for any year the increase in Operating Profit for that year will not be included in the Cash Bonus Calculation. A sample calculation is set forth on Exhibit A hereto.

156. Adjustment of Amounts Payable. Any and all amounts payable to Employee hereunder shall be reduced dollar-for-dollar for any amounts paid to Employee pursuant to the 2010 Agreement. The Company may, in its sole and absolute discretion, select additional employees to receive an Employee Participation Share. In such case, the Employee Participation Share allocated to Employee and the amounts payable to Employee under Section 2 of this Agreement may be reduced proportionately. In the event any employee entitled to receive an Employee Participation Share becomes ineligible to receive such payment, other participating employees will not automatically receive a pro rata share of such employee’s possible payments. Instead, the Company will, in its sole and absolute discretion, determine whether, and if so, how, to distribute such employee’s Employee Participation Share to other Company employees; provided, however, that no distribution will be made if doing so would cause any of the payments under this Agreement not to be “performance-based compensation” under Code Section 162(m).

157. Employment-At-Will. The execution and delivery of this Agreement does not in any way guarantee continued employment with the Company or any of its affiliates. Employee is an employee-at-will and his employment may be terminated by the Company, in its sole and absolute discretion, at any time, for any reason, with or without notice. Except as otherwise provided herein, the Employee will not be entitled to any pro rata share of the Employee Participation Share if his employment terminates for any reason prior to the payment date.

5. Termination of Employment.

(A) In the event of the Employee’s “separation from service” within the meaning of Code Section 409A due to death or permanent disability (as defined pursuant to the Company’s benefit plans), the employee or his estate shall be entitled to receive a share of the Employee Participation Shares based on the Increase In Operating Profits, if any, for all completed fiscal years and fiscal quarters preceding the date of Employee’s separation from service.

(B) In the event the Employee’s employment terminates for any other reason prior to the payment dates hereunder, either by the Company or by Employee, Employee will not be eligible to receive the Employee Participation Share or any pro rata share thereof.

6. Payments Cumulative Any payments made under this Agreement will be in addition to any other compensation or bonuses otherwise paid by the Company to Employee.

7. Withholding The Company may withhold from any payment that it is required to make under this Agreement amounts sufficient to satisfy applicable withholding requirements under any federal, state or local law.

8. Change of Control If the Oilfield Services Segment is sold to a third party (excluding members of management of the Oilfield Services Segment) in a transaction that constitutes a “change of control” event within the meaning of Code Section 409A with respect to the segment, Employee shall be entitled a share of the Employee Participation Share based on the Increase In Operating Profit, if any, as of the date of closing.

9. Non-Compete In consideration for the execution and delivery of this Agreement and other good and valuable consideration, Employee agrees to execute, or re-execute, as the case may be, a confidentiality agreement/covenant not to compete, the form of which is set forth in Exhibit B, in favor of the Company simultaneously with the execution of this Agreement.

10. Records: Records for determination of bonuses payable under this Agreement will be maintained in accordance with generally accepted accounting principles and in accordance with past practice of the Company.

11. Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties’ successors and permitted assigns. This Agreement and the rights and obligations of the parties hereunder may not otherwise be assigned or delegated by either party without the prior written consent of the other party hereto.

12. Entire Agreement. This Agreement constitutes the entire agreement between the parties concerning the subject matter hereof and supersedes any and all prior and contemporaneous agreements, written or oral, between the parties relating to the subject matter hereof.

13. Amendment. Subject to the provisions of Section 3 above, no amendment or modification of the terms of this Agreement shall be binding upon either party unless reduced to writing and signed by Employee and a duly appointed officer of the Company.

14. Severability. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions and portions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

15. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed the original without, but all of which together shall constitute one and the same instrument.

16. Headings. Headings of the sections and subsections of this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

17. Governing Law. This Agreement and the rights and obligations of the parties hereunder shall be governed, construed and enforced in accordance with the internal laws of the State of Delaware, excluding any choice of law rules which may direct the application of the laws of another jurisdiction.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

CETCO OILFIELD SERVICES COMPANY

By: /s/ James W. Ashley
Name: James W. Ashley
Title: Secretary

EMPLOYEE

/s/ Michael R. Johnson

Michael R. Johnson

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